Exhibit 2.3

EARNOUT AGREEMENT

among

FPIC INSURANCE GROUP, INC.,

FIRST PROFESSIONALS INSURANCE COMPANY, INC.

 and

Mark E. Adams and Timothy P. Reardon,

as Stockholders Representative

dated as of

November 13, 2009

EARNOUT AGREEMENT

This EARNOUT AGREEMENT (this "Agreement") is made as of the 13th day of November, 2009, by and among FPIC Insurance Group, Inc., a Florida corporation (“FIG”), First Professionals Insurance Company, Inc., a Florida stock insurance company and a wholly owned subsidiary of FIG (“FPIC” and, collectively with FIG, “Buyer”) and Mark E. Adams and Timothy P. Reardon, as Stockholders Representative (collectively, the “Stockholders Representative”).

W I T N E S S E T H:

WHEREAS, Buyer entered into an Agreement and Plan of Merger dated as of July 30, 2009 (the “Merger Agreement”) with FPIC Merger Corp., a Nevada corporation and wholly owned subsidiary of FPIC (“Merger Co”), Advocate, MD Financial Group Inc., a Nevada corporation (the “Company”), and the Stockholders Representative, pursuant to which the Company will become a wholly owned subsidiary of FPIC (the “Merger”);

WHEREAS, pursuant to Sections 2(b) and (k) of the Merger Agreement, the parties hereto agreed to enter into this Agreement in connection with the consummation of certain of the transactions contemplated by the Merger Agreement, as part of the consideration to be provided by Buyer to the holders of the Company’s capital stock and warrants (the “Shareholders”) in connection with the acquisition by Buyer of the Company as contemplated by the Merger Agreement;

WHEREAS, pursuant to Section 2(l) of the Merger Agreement, the Stockholders Representative was appointed as agent and attorney-in-fact for the Shareholders to act on the Shareholders’ behalf with respect to, among other things, this Agreement; and

WHEREAS, while it is the intention of the parties hereto that FPIC, as the acquirer of the Company from the Shareholders, make the payments, if any, contemplated by this Agreement for the benefit of the Shareholders, FIG is a party to this Agreement and jointly and severally obligated with FPIC in respect of Buyer’s obligations under this Agreement in order to provide additional assurances that such payments, if any, will be made and any other obligations of Buyer hereunder will be performed.

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. For purposes of this Agreement:

1.1. Certain Definitions. The following terms shall have the following meanings:

“Additional Consideration Amount” shall mean the amount indicated for a particular Chart Level in the furthest right column of the Tier I Chart or the Tier II Chart, as the case may be.

"Affiliate" shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Allocable Portion” shall mean, with respect to a Shareholder, the percentage specified for such Shareholder in Annex IV hereto and, with respect to an Incentive Bonus Pool Participant, the percentage specified for such Incentive Bonus Pool Participant in Annex V hereto.

“Annualized Gross Premiums Written” shall mean, with respect to a Person, the gross premiums written in respect of medical professional liability insurance by such Person during the four successive calendar quarters immediately preceding the calendar quarter during which the relevant transaction occurs.

“Applicable Percentage” shall mean the mathematical result  obtained by dividing (a) the number of full calendar months remaining in the Earnout Period following the month in which a Material Transaction occurs, by (b) 24.

“Approved Commutation” shall mean a Commutation that has been designated by Buyer and Stockholders Representative as an “Approved Commutation.”

“Approved Material Revisions” shall mean a Material Revision that has been designated by Buyer and Stockholders Representative as an “Approved Revision.”

"Average Monthly Amount" shall mean, solely with respect to Direct Premiums Written and Underwriting Profit, the average monthly amount of such Performance Measure from the beginning of the Earnout Period through the last full calendar month preceding a Material Transaction.

"Business Day" shall mean any day on which banking institutions in Jacksonville, Florida, are open for the purpose of transacting business.

“Buyer’s Earnout Calculations” shall have the meaning set forth in Section 2.4.1 hereof.

“Buyer’s Final Earnout Calculations” shall have the meaning set forth in Section 2.4.2 hereof.

“Chart Level” shall mean, for a Measurement Period, with respect to each Performance Measure, the amount indicated on the Tier I Chart or the Tier II Chart in the column relating to such Performance Measure that is closest to the amount of such Performance Measure for such Measurement Period.

“Combined Ratio” shall mean, with respect to a Measurement Period, the mathematical sum of the Expense Ratio and the Loss Ratio for such Measurement Period.

"Commutation" shall mean any termination or commutation of all or any material part of the Reinsurance Treaty.

“Company Actuary” shall mean Milliman, Inc. or such other actuarial firm as may be acceptable to Buyer and the Stockholders Representative.

“Competitive Person” shall mean a Person that, at the time it becomes an Affiliate of Buyer or at the time Buyer acquires a direct or indirect interest in the ownership, management, operation, revenues or profits of such Person, is then engaged in the State of Texas or the State of Mississippi in any direct or indirect administration, development, provision, operation, marketing or sales of medical professional liability insurance.

"controlled by" (including the term "controlling") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, contract or otherwise.

“Direct Premiums Written” shall mean the amount of medical professional liability insurance premiums written by the Company and its Subsidiaries on a direct basis during a Measurement Period, as reflected in the Financial Statements in respect of such Measurement Period, excluding, however, any premiums in respect of the Company’s Advocate IP product or otherwise not comprising medical professional liability insurance, and shall include any written premium for which the Company and its Subsidiaries are credited pursuant to the provisions of Section 2.6.4 hereof.

“Earnout Amount” shall mean, with respect to each Measurement Period, an amount equal to the Gross Earnout Amount or Gross Alternate Earnout Amount, as the case may be, in respect of such Measurement Period, reduced (to the extent not previously reduced) by any Reduction Amount that becomes due and payable before all Earnout Payments have been made; provided, however, in no event shall the Earnout Amount be less than zero for any Measurement Period.

"Earnout Arbitrator" shall mean Ernst & Young or such other nationally or regionally recognized independent accounting firm as Buyer and Stockholders Representative may agree, or, failing such agreement, by the American Arbitration Association in accordance with the Commercial Arbitration Rules of such Association.

“Earnout Objection Notice” shall have the meaning set forth in Section 2.4.1 hereof.

“Earnout Payment” shall mean, with respect to each Measurement Period, an amount of cash equal to the Earnout Amount for such Measurement Period less, in the case of the second Measurement Period, any Earnout Payment made in respect of the first Measurement Period.

 “Earnout Period” shall mean the twenty-four calendar month period commencing with the first full calendar month beginning after the date hereof.

“Excess Reduction Amount” shall mean the portion, if any, of any Reduction Amount applied to an Earnout Payment that exceeds the ultimate amount of the indemnity obligation arising under Section 8(b)(i) and 8(d) of the Merger Agreement or the ultimate amount of the monetary damages with respect to another claim or remedy Buyer is permitted to pursue under Section 8(f) of the Merger Agreement.

“Excess Reduction Amount Interest” shall mean an interest at the rate of 8% per annum with respect to any Excess Reduction Amount, calculated for the period beginning ninety days after the end of the relevant Measurement Period through the date of payment of such Excess Reduction Amount.

 “Expense Ratio” shall mean, with respect to a Measurement Period, the ratio of Total Underwriting Expenses to Net Premiums Earned during such Measurement Period.

“Financial Statements” shall mean, unless Buyer and Stockholders Representative otherwise agree, the audited financial statements of the Company and its Subsidiaries for, and as at the end of, a Measurement Period, prepared from the books and records of the Company and its Subsidiaries and fairly presenting in all material respects, on a consolidated basis, the financial position, results of operation and the other information contained therein, as at the dates and for the periods indicated therein, in conformity with GAAP, and (a) if the Earnout Period begins on January 1, include all adjustments required for a fair presentation, or (b) if the Earnout Period begins on the first day of a month other than January, subject to normal period end adjustments (other than those related to Performance Measures, which such financial statements shall take into account) and lack of footnotes and other presentation items.

“Fixed Alternate Earnout Amount” shall mean (a) if a Material Transaction is consummated within the first six months of the Earnout Period, $9 million, or (b) if a Material Transaction is consummated after the first six months of the Earnout Period and within the first 18 months of the Earnout Period, the Applicable Percentage of the amount equal to the mathematical sum of the following (i) $3.6 million, provided the Average Monthly Amount of Direct Written Premiums through the last full calendar month preceding the relevant Material Transaction is at least $2 million, plus (ii) $4.8 million, provided the Average Monthly Amount of Underwriting Profit through the last full calendar month preceding the relevant Material Transaction is at least $145,833, plus (iii) $3.6 million, provided the Combined Ratio for the period from the beginning of the Earnout Period through the last full calendar month preceding the relevant Material Transaction is not more than 96%.

"GAAP" shall mean accounting principles generally accepted in the United States as in effect from time to time, consistently applied.

“Governmental Body” shall mean the government of the United States, any other nation or any political subdivision of any thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Gross Alternate Earnout Amount” shall mean, for any Measurement Period ending after the month during which the consummation of a Material Transaction occurs, the Gross Alternate Earnout Amount for the First Measurement Period with respect to the first Measurement Period, and the Gross Alternate Earnout Amount for the Second Measurement Period with respect to the second Measurement Period.

“Gross Alternate Earnout Amount for the First Measurement Period” shall mean, if a Material Transaction is consummated during the first Measurement Period, the Gross Earnout Amount for such Measurement Period calculated as if (a) the Direct Written Premiums and Underwriting Profit for the month in which such transaction is consummated and each subsequent month of such Measurement Period were the Average Monthly Amounts for such Performance Measures and (b) the Combined Ratio for such Measurement Period were the Combined Ratio for the period from the beginning of the Earnout Period through the last full calendar month preceding such Material Transaction.

“Gross Alternate Earnout Amount for the Second Measurement Period” shall mean, if a Material Transaction is consummated during the first Measurement Period or after the first Measurement Period during the Earnout Period, either (a) the Gross Earnout Amount for the second Measurement Period calculated as if (i) the Direct Written Premiums and Underwriting Profit for the month in which such transaction is consummated and each subsequent month of such Measurement Period were the Average Monthly Amounts for such Performance Measures and (ii) the Combined Ratio for such Measurement Period were the Combined Ratio for the period from the beginning of the Earnout Period through the last full calendar month preceding such Material Transaction, or (b) the Fixed Alternate Earnout Amount, whichever of (a) or (b) is higher.

“Gross Earnout Amount” shall mean, with respect to each Measurement Period, the amount equal to the mathematical sum of the following mathematical products (a) three tenths, expressed as a decimal, times the Additional Consideration Amount indicated on the Tier I Chart for the Direct Written Premiums Chart Level for such Measurement Period, plus (b) three tenths, expressed as a decimal, times the Additional Consideration Amount indicated on the Tier I Chart for the Combined Ratio Chart Level for such Measurement Period, plus (c) four tenths, expressed as a decimal, times the Additional Consideration Amount indicated on the Tier I Chart for the Underwriting Chart Level for such Measurement Period, plus (d) three tenths, expressed as a decimal, times the Additional Consideration Amount indicated on the Tier II Chart for the Direct Written Premiums Chart Level for such Measurement Period, plus (e) three tenths, expressed as a decimal, times the Additional Consideration Amount indicated on the Tier II Chart for the Combined Ratio Chart Level for such Measurement Period, plus (f) four tenths, expressed as a decimal, times the Additional Consideration Amount indicated on the Tier II Chart for the Underwriting Chart Level for such Measurement Period; calculated in a manner consistent with the example calculations appearing in Annex III hereto.  For the avoidance of doubt, the three Performance Measures underlying the Gross Earnout Amount calculation shall be adjusted so as to reflect any net gain recognized by the Company or its Subsidiaries during the Earnout Period as a result of an Approved Commutation or an Approved Material Revision.

"Incentive Bonus Pool Participant" shall mean each Person listed in Annex V hereto.

“Incurred Losses and Loss Adjustment Expenses” shall mean an amount equal to 95% of the amount of estimated ultimate incurred losses and loss adjustment expense indicated in the Reserve Study for a Measurement Period, and including unallocated loss adjustment expenses, net of related amounts ceded to reinsurers as part of external reinsurance arrangements then in effect (calculated as if the Reinsurance Treaty had remained in place, except for the effect of an Approved Commutation or an Approved Material Revision) or, if greater, the amount of the insurance loss and loss adjustment expenses incurred by the Company and its Subsidiaries during a Measurement Period, net of related amounts ceded to reinsurers as part of external reinsurance arrangements then in effect (calculated as if the Reinsurance Treaty had remained in place, except for the effect of an Approved Commutation or an Approved Material Revision), as reflected in the Financial Statements in respect of such Measurement Period, calculated on a current accident year basis and including unallocated loss adjustment expenses, reduced by the amount of its total carried reserves reflected in the Financial Statements exceeding 103% of the total reserves indicated in such Reserve Study or increased by the amount of such total carried reserves below 103% of the total reserves indicated in such Reserve Study as of the end of such Measurement Period and reduced by any such loss or expense that is taken into account as a Reduction Amounts.

“Indemnity Obligations” shall mean each indemnity obligation arising under Section 8(b)(i) and 8(d) of the Merger Agreement and the amount of all monetary damages with respect to each other claim or remedy Buyer is permitted to pursue under Section 8(f) of the Merger Agreement, as determined by Buyer’s good faith estimate of the maximum amount such indemnity obligation or other claim may reasonably be expected to become.

“Loss Ratio” shall mean, with respect to a Measurement Period, the ratio of (a) Incurred Losses and Loss Adjustment Expenses for such Measurement Period, to (b) its Net Premiums Earned.

"Material Revision" shall mean any revision in the risk retention level, ceded commission rate, ceded premium rate, profit sharing arrangement, or other material term or condition of the Reinsurance Treaty.

“Material Transaction” shall mean the sale, transfer or other disposition, directly or indirectly, to a Person (other than a Person that is an Affiliate of Buyer as of the date of this Agreement) of twenty-five percent (25%) or more of the capital stock of Advocate, MD Insurance Company of the Southwest Inc. or any portion of the business of Advocate, MD Insurance Company of the Southwest Inc. comprising twenty-five percent (25%) or more of its Annualized Gross Premiums Written. By way of example and without limitation, a sale, transfer or disposition may occur by merger, combination, consolidation, reorganization, recapitalization, restructuring, tender or exchange offer, negotiated purchase, leveraged buyout, minority investment or partnership, collaborative venture, equity exchange or any other extraordinary corporate or entity transaction.

“Material Transaction Notice” shall have the meaning set forth in Section 2.2 hereof

“Measurement Period” shall mean either (a) the twelve calendar month period commencing with the first full calendar month beginning after the date hereof, or (b) the Earnout Period.

“Net Premiums Earned” shall mean the amount of direct premiums earned by the Company and its Subsidiaries during a Measurement Period, as reflected in the Financial Statements in respect of such Measurement Period, net of the related premiums ceded as part of external reinsurance arrangements then in effect (calculated as if the Reinsurance Treaty had remained in place, except for the effect of an Approved Commutation or an Approved Material Revision).

"Ordinary Course of Business" shall mean the ordinary course of business of the subject Person consistent with past custom and practice (including with respect to quantity and frequency).

“Performance Measure” shall mean the Direct Premiums Written, the Combined Ratio, or the Underwriting Profit, as the case may be.

"Person" shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Body.

“Reduction Amount” shall mean (a) the amount of all Indemnity Obligations, plus (b)  all amounts paid by Buyer or the Company or any of their Subsidiaries on behalf of Stockholders Representative (including reimbursements to the Stockholders Representative, or either of the individuals comprising such Person, for amounts initially paid by Stockholders Representative) pursuant to the provisions of this Agreement or, to the extent not reflected as a “Transaction Expense” under the Merger Agreement, pursuant to the provisions of the Merger Agreement, including any professional expenses incurred in connection with Section 2.3 hereof, Section 2.4.1 hereof and Section 2.4.2 hereof (including the fees and costs of the Earnout Arbitrator other than any such amounts (including the fees and costs of the Earnout Arbitrator) otherwise a “Reduction Amount” that are paid pursuant to Section 2.4.2 hereof in connection with a dispute that is resolved by the Earnout Arbitrator’s selection of the Shareholders’ Final Earnout Calculations).

"Reinsurance Treaty" shall mean that certain Reinsurance Treaty among Advocate, MD Insurance Company of the Southwest Inc. and various listed reinsurance providers with a treaty period from April 1, 2005 through October 1, 2010.

“Reserve Study” shall have the meaning set forth in Section 2.6.1 hereof.

“Shareholders’ Earnout Calculations” shall have the meaning set forth in Section 2.4.1 hereof.

“Shareholders’ Final Earnout Calculations” shall have the meaning set forth in Section 2.4.2 hereof.

"Subsidiary" shall mean any Person controlled by a specified Person, and, with respect to the Company, shall include any Person that is a Subsidiary of the Company at any time on or after the date hereof so long as such Person is controlled by FIG.

“Tier I Chart” shall mean the table set forth on Annex I hereto.

“Tier II Chart” shall mean the table set forth on Annex II hereto.

“Total Underwriting Expenses” shall mean all operating expenses directly incurred by the Company and its Subsidiaries, on a consolidated basis, in a Measurement Period, net of any ceding commissions or profit sharing earned by the Company and its Subsidiaries during such Measurement Period in respect of its external reinsurance arrangements  then in effect (calculated as if the Reinsurance Treaty had remained in place, except for the effect of an Approved Commutation or an Approved Material Revision) and excluding, however, (a) incurred losses and loss adjustment expenses as reflected in the Financial Statements in respect of such Measurement Period, calculated on a current accident year basis, (b) any interest expense with respect to any indebtedness for borrowed money, (c) any expenses of Earnout Payments including professional fees and expenses associated with the calculation or dispute thereof, (d) the expense incurred under Section 3 of the Non-Competition Agreement, dated July 30, 2009, among FIG, the Company and Mark E. Adams, (e) any performance incentive payment accrued or paid by reason of the provisions of Section 3.2(b), and any severance payment accrued or paid by reason of Sections 5.2(b)(iii), 5.3(c) or 5.4(c)(iii) or 5.5 of the Executive Employment Agreement, dated July 30, 2009, between the Company and Mark E. Adams, (f) any performance incentive payment accrued or paid by reason of the provisions of Section 2.2(b)(ii) of the Employment Agreement, dated the date hereof, between the Company and Steve W. Loranger, (g) any performance incentive payment accrued or paid by reason of the provisions of Section 2.2(b)(ii) of the Employment Agreement, dated the date hereof, between the Company and Thomas Smith, (h) any professional expenses incurred in connection with Section 2.3 hereof, (i) any such loss or expense that is taken into account as a Reduction Amount, and (j) other items as may be agreed from time to time between Buyer and Stockholders Representative.

“Underwriting Profit” shall mean, with respect to a Measurement Period, Net Premiums Earned reduced by Total Underwriting Expenses and Incurred Losses and Loss Adjustment Expense for such Measurement Period.

1.2. Certain Matters of Construction and Usage. In addition to the definitions referred to or set forth in Section 1.1 hereof:

1.2.1. The words "hereof", "herein", "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof and all appendices hereof.

1.2.2. The words "party" and "parties" shall refer to the Stockholders Representative and Buyer.

1.2.3. Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine, or neuter gender shall include each other gender.

1.2.4. Accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP.

1.2.5. The word "including" shall mean including without limitation.

1.2.6. If the last day of any specified period of days for notices or payment falls on a day other than a Business Day, such period shall be deemed to be extended through the next occurring Business Day.

2. Earnout Payments.

2.1. Earnout Payment Obligation. Buyer will pay to the Shareholders and the Incentive Bonus Pool Participants the Earnout Payment, if any, in respect of each Measurement Period to the extent and in the manner provided in this Agreement; provided, however, with respect to the first Measurement Period, in no event shall any portion of the Earnout Payment derived from (a) the Direct Premiums Written Performance Measure exceed $1.44 million, (b) the Combined Ratio Performance Measure exceed $1.44 million, or (c) the Underwriting Profit Performance Measure exceed $1.92 million and in no event shall the aggregate amount of all Earnout Payments in respect of the entire Earnout Period exceed $12 million.

2.2. Material Transaction Notice. Buyer shall give the Stockholders Representative notice of consummation of any Material Transaction, describing such Material Transaction in reasonable detail, within ten (10) Business Days following such consummation.

2.3. Alternate Earnout Election.  In the event of that a Material Transaction Notice is delivered by Buyer, the Stockholders Representative may elect by written notice to Buyer within sixty (60) days of receipt of the Material Transaction Notice that any subsequent Earnout Payments be based on the Gross Alternate Earnout Amount rather than the Gross Earnout Amount.  In the event that a Material Transaction Notice is delivered to the Stockholders Representative, the Stockholders Representative may retain professional advisers as it deems reasonably necessary to assist it in deciding whether or not to elect to receive the Gross Alternate Earnout Amount, and reasonable fees and costs of such advisers shall be paid by the Company.

2.4. Review and Dispute Procedures.

2.4.1. As to Earnout Payments. Buyer shall use commercially reasonable and good faith efforts to submit to the Stockholders Representative in writing within sixty (60) days of the end of each Measurement Period (or, if not completed within such sixty (60) day period notwithstanding such efforts, as soon thereafter as reasonably practicable) Buyer’s calculation of the Earnout Payment for such Measurement Period (“Buyer’s Earnout Calculations”), together with all supporting documentation reasonably necessary for a review of Buyer’s Earnout Calculations.  If during the first thirty (30) days of the end of a Measurement Period, neither Mark E. Adams nor Thomas Smith is an officer and employee of the Company, Buyer shall pay to the Shareholders as an additional Earnout Payment $1,000 per day for each day that it takes Buyer to deliver Buyer's Earnout Calculation to the Stockholders Representative beyond sixty (60) days of the end of each Measurement Period, unless Buyer is prevented from doing so for reasons beyond the reasonable control of Buyer.  Stockholders Representative may at its option and at Company's expense (subject to the application of Section 2.4.2. hereof) retain an accounting firm, actuaries, attorneys, and other consultants or professional advisers as it deems reasonably necessary to evaluate and formulate a response to the Buyer's Earnout Calculations; provided, however, that neither the Stockholders Representative nor the individuals comprising such Person shall be compensated for their time expended in such role.  Stockholders Representative and its retained advisers shall further be given full access to the Financial Statements, Reserve Study, underlying books and records of the Company relating thereto and supporting computations and workpapers used in connection with the preparation of the Financial Statements and the Reserve Study and the computation of the Earnout Amount, and such other information relating to the foregoing as is reasonably requested by Stockholders Representative or its retained advisers.  If Stockholders Representative objects to Buyer’s Earnout Calculations within thirty (30) days (the “Objection Period”) of delivery thereof, it will deliver to Buyer a notice of objection (an "Earnout Objection Notice") with respect to Buyer’s Earnout Calculations setting forth the Stockholders Representative’s proposed figures for such Earnout Payment (“Shareholders’ Earnout Calculations”), together with a reasonable description of the basis for the objection. If no Earnout Objection Notice is delivered to Buyer within such thirty (30) day period or if the Stockholders Representative delivers (whether within or after such thirty (30) day period) to Buyer a notice of acceptance of Buyer’s Earnout Calculations (an "Earnout Acceptance"), Buyer’s Earnout Calculations for such Measurement Period shall be final and binding on Buyer, the Stockholders

Representative and the Shareholders, and the applicable Earnout Payment shall be paid to the Shareholders by Buyer within ten (10) days after the end of the Objection Period or, if sooner ten (10) days of delivery of an Earnout Acceptance.

2.4.2. Following an Objection Notice.  If an Objection Notice is given, Buyer and the Stockholders Representative shall attempt in good faith to resolve the objection. If Buyer and the Stockholders Representative are unable to reach agreement within thirty (30) days after an Objection Notice has been given, Buyer shall submit its final Buyer’s Earnout Calculations (“Buyer’s Final Earnout Calculations”), and the Stockholders Representative shall submit its final Shareholder Earnout Calculations (“Shareholders’ Final Earnout Calculations”), with respect to the items in dispute to the Earnout Arbitrator as soon as practical following the end of such thirty (30) day period, but in any event within forty-five (45) days after the applicable Objection Notice has been received by Buyer. The Earnout Arbitrator will be directed to review Buyer’s Final Earnout Calculations and Shareholders’ Final Earnout Calculations and make a selection as to which, in its totality, is a more accurate reflection of the applicable requirements of this Agreement with respect thereto and to provide a written report that sets forth the Earnout Arbitrator's determination with respect thereto. The Earnout Arbitrator may consider the affect, if any, of income taxes with respect to any Adverse Consequences (as defined in the Merger Agreement) reflected in a Reduction Amount.  Each of Buyer and Stockholders Representative shall cooperate with the Earnout Arbitrator and provide to the Earnout Arbitrator such additional information as the Earnout Arbitrator may reasonably request with respect to its deliberations.  The resolution of the dispute by the Earnout Arbitrator will be final and binding on Buyer, the Stockholders Representative and the Shareholders. Unless otherwise agreed by Buyer and Stockholders Representative, the fees and expenses of the Earnout Arbitrator and of any professionals retained by Stockholders Representative in connection with evaluation of Buyer's Earnout Calculation or the preparation or resolution of an Objection Notice shall be paid by Company and such fees shall not be factored into the calculation of the Performance Measures (including fees for professionals retained by Stockholders Representative to review the Buyer's Earnout Calculation where no Earnout Objection is filed, or the Stockholders Representative elects to withdraw its Objection Notice prior to resolution of such dispute). Within ten (10) days after the final determination by the Earnout Arbitrator with respect to a dispute regarding Buyer’s Earnout Calculation, Buyer shall pay, in accordance with Section 2.5 hereof, to the Shareholders the Earnout Payment that is payable as a result of such resolution of the dispute.

2.5. Payment of Earnout Payments and Excess Reduction Amounts. At such time as any Earnout Payment shall be due and payable, Buyer shall pay, by wire transfer of cash to such account of such Incentive Bonus Pool Participant or Shareholder, as the case may be,  as is specified by Stockholders Representative or, if no such account is so specified, by mailing a check to such address of such Incentive Bonus Pool Participant or Shareholder, as the case may be, as is specified by Stockholders Representative, or as otherwise agreed between Buyer and Stockholders Representative, the Earnout Payment reduced, but in any event not below zero, by the amount of any indemnity obligations of such Shareholder that arise under Section 8(b)(ii) of the Merger Agreement before such payment as follows: (a) five percent (5%) of the Earnout

Payment to the Incentive Bonus Pool Participants, with each Incentive Bonus Pool Participant receiving his or her Allocable Portion of the Earnout Payment and (b) ninety-five percent (95%) of the Earnout Payment to the Shareholders, with each Shareholder receiving his, her or its Allocable Portion of the Earnout Payment.  Buyer shall pay each Incentive Bonus Pool Participant and Shareholder, in the manner provided in this Section 2.5, any Excess Reduction Amounts promptly after it becomes reasonable to expect, acting in good faith, that there is an Excess Reduction Amount, together with the applicable Excess Reduction Amount Interest.

2.6. Operating and Accounting Procedures of the Company and its Subsidiaries.

2.6.1. Generally. The parties agree that the guidelines and rules set forth in this Section 2.6 shall be used in calculating the Earnout Payments; provided, however, that nothing contained in this Agreement shall be construed to restrict in any way Buyer's management from directing the operating of Buyer's business (including the business of the Company and its Subsidiaries) in the manner that Buyer's management and board of directors deem most beneficial for Buyer and for FIG's shareholders. The parties also agree that the Company will cause the Company Actuary to perform a reserve study as of the end of each Measurement Period providing the information contemplated by the definition of “Incurred Losses and Loss Adjustment Expense” to be obtained from such study, which, unless otherwise agreed by Buyer and Stockholders Representative, will be prepared in a manner consistent with the Closing Reserve Study (as defined in the Merger Agreement), using a consistent methodology, approach, and weightings of actuarial factors as used in such Closing Reserve Study and assuming that the Company's current Reinsurance Treaty (notwithstanding any intervening Commutation, Material Revision or expiration) remains in effect as of the date of such to-be-performed reserve study with such levels of risk retention by Company and other terms and conditions as are in effect as of the date of this Agreement (the “Reserve Study”).

2.6.2. Intercompany Charges. Throughout the Earnout Period, intercompany charges for services or products provided by or through Buyer or any of its other Subsidiaries to the Company and its Subsidiaries will not exceed the lesser of (i) amount historically incurred by Company and its Subsidiaries for such items, or (ii) then-current market rates for arms-length transactions with third parties for such services and products. Such charges to the Company and its Subsidiaries will not include a general corporate overhead allocation but, subject to application of the last sentence of this Section 2.6.2, will include the allocable share of the Company and its Subsidiaries of costs for insurance covering FIG and/or its Subsidiaries including the Company and its Subsidiaries and their allocable portion of fees for services relating to audits and taxes.  In no event will costs, fees and expenses allocated to the Company and its Subsidiaries  by FIG or any of its Subsidiaries other than the Company and its Subsidiaries include allocations of items that primarily result from Buyer's status as a publicly-traded company, such as costs of public company accounting and reporting, Sarbanes-Oxley compliance, investor relations, and other similar items.

2.6.3. Management of the Company and its Subsidiaries. The Company and its Subsidiaries shall be managed at and subject to the direction of the Board of Directors of the Company who shall be appointed at the discretion of Buyer.  The Company and its Subsidiaries will be subject to all reasonable policies, procedures, and requirements applicable generally to FIG's Subsidiaries and operating units, as communicated to the Company and its Subsidiaries by Buyer from time to time. Such policies, procedures and requirements will include a system of internal accounting controls consistent with the system of internal accounting controls applicable to FIG and its Subsidiaries from time to time.

2.6.4. Certain Actions and Credits. Except as otherwise agreed between Buyer and the Stockholders Representative, such agreement if requested by Buyer not to be unreasonably withheld or delayed by Stockholders Representative, Buyer will use commercially reasonable efforts to avoid taking actions that have a material negative impact on the amount of any Earnout Payment that would otherwise be payable; Buyer will not cause the Company or any of its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business that have a material negative impact on the amount of any Earnout Payment that would otherwise be payable, it being understood, however, that business written by the Company and its Subsidiaries will be required to be consistent with FPIC’s underwriting and pricing practices in effect from time to time, as reasonably applied by FPIC to the Texas and Mississippi markets.  If, during the Earnout Period, Buyer or an Affiliate thereof sells medical professional liability insurance policies in Texas or Mississippi other than through the Company and its Subsidiaries, the Company and its Subsidiaries will be given credit for the written premium from such sales for purposes of computing Direct Premiums Written, unless such sales are to anesthesiologists or to Persons that are FPIC insureds on the date hereof.  If, during the Earnout Period, Buyer sells medical professional liability insurance policies in Texas or Mississippi to Persons introduced by, or as a result of, in whole or in part, from the efforts of the Company or any of its Subsidiaries or any of their officers or employees, the Company and its Subsidiaries will be given credit for the written premium from such sales for purposes of computing Direct Premiums Written.  In addition, if, during the Earnout Period, Buyer acquires a direct or indirect interest in the ownership, management, operation, revenues or profits of any Competitive Person, the Company and its Subsidiaries will be given credit for the Competitive Person’s written premium for medical professional liability insurance sold in Texas and Mississippi after such acquisition by Buyer for purposes of computing Direct Premiums Written.

2.6.5 Commutation. If a decision is made to effect a Commutation, and such Commutation has an adverse impact on the Earnout Amount, whether by reason of a Material Revision or otherwise, the parties agree to work on a good faith basis to modify or otherwise refine the provisions of this Agreement to neutralize any adverse impact of the Commutation on the Earnout Amount.  Buyer agrees that Shareholders will receive any net benefit in the calculation of the Earnout Amount that results from the Commutation.

3. Miscellaneous.

3.1. Entire Agreement; Waivers. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior (but not contemporaneous) agreements (other than the Merger Agreement), understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), shall constitute a continuing waiver unless otherwise expressly provided nor shall be effective unless in writing and executed by the party or parties against which it is sought to be enforced.

3.2. Amendment or Modification. The parties hereto may amend or modify this Agreement only by a written instrument executed by Buyer and the Stockholders Representative.

3.3. Action by Stockholders Representative. Any action taken by Stockholders Representative, including agreements, waivers, amendments and notices, will not be validly taken unless expressed in a writing signed by both individuals comprising Stockholders Representative.  Buyer is entitled to rely fully on any such action of the Stockholders Representative and each such action shall be binding on the Shareholders.

3.4. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

3.5. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of Buyer, the Stockholders Representative and, to the extent provided herein, the Shareholders, and their respective successors, personal representatives and permitted transferees and assigns; provided, however, that (a) no transfer or assignment by either Buyer or Stockholders Representative shall be permitted without the prior consent of the other, and no transfer by a Shareholder shall be effective unless Stockholders Representative shall have given Buyer notice of such transfer or assignment, and any such attempted transfer or assignment without consent or notice shall be null and void and (b) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder.

3.6. Notices.

If to Stockholders Representative:	Copy to:
Advocate, MD Financial Group	Sandlin Law Firm
Selling Stockholders	7000 N. MoPac Expressway, Suite 200
c/o Mark E. Adams	Austin, Texas 78731
Stockholders Representative	Attn: Oliver Sandlin
6001 Cervinus Run	Facsimile: 512-891-0320
Austin, TX 78735	Email: osandlin@sandlinlaw.com
Facsimile: 512-891-0320
Email: Mark.Adams@advocate.md.com

and

Advocate, MD Financial Group
Selling Stockholders
c/o Timothy P. Reardon
Stockholders Representative
c/o Reinhart Boerner Van Deuren s.c.
1000 North Water Street, Suite 1700
Milwaukee, WI 53202
Facsimile:  414-298-8097
Email:  treardon@reinhartlaw.com

If to Buyer:	Copy to:

FPIC Insurance Group, Inc.	Kirschner & Legler, P.A.
225 Water Street	50 North Laura Street
Suite 1400	Suite 2900
Jacksonville, Florida 32202	Jacksonville, Florida 32202
Attn: Charles Divita III	Attn: Kenneth M. Kirschner
Facsimile: 904-350-1049	Facsimile: 904-346-3299
Email: chuck.divita@fpic.com	Email: kmkirschner@leglerlaw.com

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

3.7. Headings. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof.

3.8. Counterparts. This Agreement and any claims related to the subject matter hereof may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

3.9. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas, without reference to the choice of law provisions thereof.

3.10. Judicial Proceedings. Any judicial proceeding arising out of or relating to this Agreement shall be brought in Dallas, Texas in the Federal Courts having jurisdiction in such city, and, by execution and delivery of this Agreement, each of the Parties accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Each of the Parties further agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and shall confer personal jurisdiction if served to it at the address and in the manner set forth in Section 113.6 hereof or as otherwise provided under the rules of the Federal Courts in Dallas, Texas having jurisdiction.  This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement among the Parties to waive any objections to jurisdiction, to venue or to convenience of forum.  The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the Parties to this Agreement. If any such proceeding is brought, the prevailing party shall be entitled to recover its reasonable fees and costs of its counsel in connection with such proceeding.

[SIGNATURE PAGES FOLLOW.]

FPIC INSURANCE GROUP, INC.

By: /s/ Charles Divita, III
Name: Charles Divita, III
Title: Chief Financial Officer

FIRST PROFESSIONAL INSURANCE COMPANY, INC.

By: /s/ Charles Divita, III
Name: Charles Divita, III
Title: Vice President

STOCKHOLDERS REPRESENTATIVE

By: /s/ Mark E. Adams
Name: Mark E. Adams

STOCKHOLDERS REPRESENTATIVE

By: /s/ Timothy P. Reardon
Name: Timothy P. Reardon

ANNEX I

TIER I PERFORMANCE TARGETS
	Threshold Average 2-Year Performance Level ($ in thousands)			Potential Tier I Additional Consideration
Payout Schedule	Direct Premiums Written	Combined Ratio	Underwriting Profit	Up to $6,000
Weighting	30%	30%	40%	100%
Threshold Level	$0	96.0%	$1,750	$3,000
50.0%	$25,500	91.0%	$2,250	$3,000
51.0%	$25,530	90.9%	$2,260	$3,060
52.0%	$25,560	90.8%	$2,270	$3,120
53.0%	$25,590	90.7%	$2,280	$3,180
54.0%	$25,620	90.6%	$2,290	$3,240
55.0%	$25,650	90.5%	$2,300	$3,300
56.0%	$25,680	90.4%	$2,310	$3,360
57.0%	$25,710	90.3%	$2,320	$3,420
58.0%	$25,740	90.2%	$2,330	$3,480
59.0%	$25,770	90.1%	$2,340	$3,540
60.0%	$25,800	90.0%	$2,350	$3,600
61.0%	$25,830	89.9%	$2,360	$3,660
62.0%	$25,860	89.8%	$2,370	$3,720
63.0%	$25,890	89.7%	$2,380	$3,780
64.0%	$25,920	89.6%	$2,390	$3,840
65.0%	$25,950	89.5%	$2,400	$3,900
66.0%	$25,980	89.4%	$2,410	$3,960
67.0%	$26,010	89.3%	$2,420	$4,020
68.0%	$26,040	89.2%	$2,430	$4,080
69.0%	$26,070	89.1%	$2,440	$4,140
70.0%	$26,100	89.0%	$2,450	$4,200
71.0%	$26,130	88.9%	$2,460	$4,260
72.0%	$26,160	88.8%	$2,470	$4,320
73.0%	$26,190	88.7%	$2,480	$4,380
74.0%	$26,220	88.6%	$2,490	$4,440
75.0%	$26,250	88.5%	$2,500	$4,500
76.0%	$26,280	88.4%	$2,510	$4,560
77.0%	$26,310	88.3%	$2,520	$4,620
78.0%	$26,340	88.2%	$2,530	$4,680
79.0%	$26,370	88.1%	$2,540	$4,740
80.0%	$26,400	88.0%	$2,550	$4,800
81.0%	$26,430	87.9%	$2,560	$4,860
82.0%	$26,460	87.8%	$2,570	$4,920
83.0%	$26,490	87.7%	$2,580	$4,980
84.0%	$26,520	87.6%	$2,590	$5,040
85.0%	$26,550	87.5%	$2,600	$5,100

TIER I PERFORMANCE TARGETS
	Threshold Average 2-Year Performance Level ($ in thousands)			Potential Tier I Additional Consideration
Payout Schedule	Direct Premiums Written	Combined Ratio	Underwriting Profit	Up to $6,000
Weighting	30%	30%	40%	100%
86.0%	$26,580	87.4%	$2,610	$5,160
87.0%	$26,610	87.3%	$2,620	$5,220
88.0%	$26,640	87.2%	$2,630	$5,280
89.0%	$26,670	87.1%	$2,640	$5,340
90.0%	$26,700	87.0%	$2,650	$5,400
91.0%	$26,730	86.9%	$2,660	$5,460
92.0%	$26,760	86.8%	$2,670	$5,520
93.0%	$26,790	86.7%	$2,680	$5,580
94.0%	$26,820	86.6%	$2,690	$5,640
95.0%	$26,850	86.5%	$2,700	$5,700
96.0%	$26,880	86.4%	$2,710	$5,760
97.0%	$26,910	86.3%	$2,720	$5,820
98.0%	$26,940	86.2%	$2,730	$5,880
99.0%	$26,970	86.1%	$2,740	$5,940
100.0%	$27,000	86.0%	$2,750	$6,000

ANNEX II

TIER II PERFORMANCE TARGETS
	Threshold Average 2-Year Performance Level ($ in thousands)			Potential Tier II Additional Consideration
Payout Schedule	Direct Premiums Written	Combined Ratio	Underwriting Profit	Up to $6,000
Weighting	30%	30%	40%	100%
Threshold Level	$27,000	86.0%	$2,750	$1,500
25.0%	$29,000	84.0%	$3,750	$1,500
26.0%	$29,100	83.9%	$3,800	$1,560
27.0%	$29,200	83.8%	$3,850	$1,620
28.0%	$29,300	83.7%	$3,900	$1,680
29.0%	$29,400	83.6%	$3,950	$1,740
30.0%	$29,500	83.5%	$4,000	$1,800
31.0%	$29,600	83.4%	$4,050	$1,860
32.0%	$29,700	83.3%	$4,100	$1,920
33.0%	$29,800	83.2%	$4,150	$1,980
34.0%	$29,900	83.1%	$4,200	$2,040
35.0%	$30,000	83.0%	$4,250	$2,100
36.0%	$30,100	82.9%	$4,300	$2,160
37.0%	$30,200	82.8%	$4,350	$2,220
38.0%	$30,300	82.7%	$4,400	$2,280
39.0%	$30,400	82.6%	$4,450	$2,340
40.0%	$30,500	82.5%	$4,500	$2,400
41.0%	$30,600	82.4%	$4,550	$2,460
42.0%	$30,700	82.3%	$4,600	$2,520
43.0%	$30,800	82.2%	$4,650	$2,580
44.0%	$30,900	82.1%	$4,700	$2,640
45.0%	$31,000	82.0%	$4,750	$2,700
46.0%	$31,100	81.9%	$4,800	$2,760
47.0%	$31,200	81.8%	$4,850	$2,820
48.0%	$31,300	81.7%	$4,900	$2,880
49.0%	$31,400	81.6%	$4,950	$2,940
50.0%	$31,500	81.5%	$5,000	$3,000
51.0%	$31,600	81.4%	$5,050	$3,060
52.0%	$31,700	81.3%	$5,100	$3,120
53.0%	$31,800	81.2%	$5,150	$3,180
54.0%	$31,900	81.1%	$5,200	$3,240
55.0%	$32,000	81.0%	$5,250	$3,300
56.0%	$32,100	80.9%	$5,300	$3,360
57.0%	$32,200	80.8%	$5,350	$3,420
58.0%	$32,300	80.7%	$5,400	$3,480
59.0%	$32,400	80.6%	$5,450	$3,540
60.0%	$32,500	80.5%	$5,500	$3,600
61.0%	$32,600	80.4%	$5,550	$3,660
62.0%	$32,700	80.3%	$5,600	$3,720
63.0%	$32,800	80.2%	$5,650	$3,780

TIER II PERFORMANCE TARGETS (continued)
	Threshold Average 2-Year Performance Level ($ in thousands)			Potential Tier II Additional Consideration
Payout Schedule	Direct Premiums Written	Combined Ratio	Underwriting Profit	Up to $6,000
Weighting	30%	30%	40%	100%
Threshold Level	$27,000	86.0%	$2,750	$1,500
64.0%	$32,900	80.1%	$5,700	$3,840
65.0%	$33,000	80.0%	$5,750	$3,900
66.0%	$33,100	79.9%	$5,800	$3,960
67.0%	$33,200	79.8%	$5,850	$4,020
68.0%	$33,300	79.7%	$5,900	$4,080
69.0%	$33,400	79.6%	$5,950	$4,140
70.0%	$33,500	79.5%	$6,000	$4,200
71.0%	$33,600	79.4%	$6,050	$4,260
72.0%	$33,700	79.3%	$6,100	$4,320
73.0%	$33,800	79.2%	$6,150	$4,380
74.0%	$33,900	79.1%	$6,200	$4,440
75.0%	$34,000	79.0%	$6,250	$4,500
76.0%	$34,100	78.9%	$6,300	$4,560
77.0%	$34,200	78.8%	$6,350	$4,620
78.0%	$34,300	78.7%	$6,400	$4,680
79.0%	$34,400	78.6%	$6,450	$4,740
80.0%	$34,500	78.5%	$6,500	$4,800
81.0%	$34,600	78.4%	$6,550	$4,860
82.0%	$34,700	78.3%	$6,600	$4,920
83.0%	$34,800	78.2%	$6,650	$4,980
84.0%	$34,900	78.1%	$6,700	$5,040
85.0%	$35,000	78.0%	$6,750	$5,100
86.0%	$35,100	77.9%	$6,800	$5,160
87.0%	$35,200	77.8%	$6,850	$5,220
88.0%	$35,300	77.7%	$6,900	$5,280
89.0%	$35,400	77.6%	$6,950	$5,340
90.0%	$35,500	77.5%	$7,000	$5,400
91.0%	$35,600	77.4%	$7,050	$5,460
92.0%	$35,700	77.3%	$7,100	$5,520
93.0%	$35,800	77.2%	$7,150	$5,580
94.0%	$35,900	77.1%	$7,200	$5,640
95.0%	$36,000	77.0%	$7,250	$5,700
96.0%	$36,100	76.9%	$7,300	$5,760
97.0%	$36,200	76.8%	$7,350	$5,820
98.0%	$36,300	76.7%	$7,400	$5,880
99.0%	$36,400	76.6%	$7,450	$5,940
100.0%	$36,500	76.5%	$7,500	$6,000

ANNEX III

Example I

	DWP	Combined Ratio	Underwriting Profit	Total
Weighting	30%	30%	40%	100%

Year 1 Performance	$29,000	80.50%	$5,750
Earnout Calculation
Tier I	$1,800	1800	$2,400	$6,000
Tier II	$450	1080	$1,560	$3,090
Total Earnout Payable	$2,250	2880	$3,960	$9,090
Year 1 Limit	40%	40%	40%	40%
Year 1 Earnout Payable	$900	$1,152	$1,584	$3,636

Year 2 Performance	$32,000	81.50%	$6,250

Average of year 1 & 2 Performance	$30,500	81.00%	$6,000

Earnout Calculation
Tier I	$1,800	1800	$2,400	$6,000
Tier II	$720	990	$1,680	$3,390
Total Earnout Payable	$2,520	2790	$4,080	$9,390
Year 2 Limit	100%	100%	100%	100%
Year 2 Earnout Payable	$2,520	$2,790	$4,080	$9,390
Less: Year 1 Payment	$900	$1,152	$1,584	$3,636
Year 2 Earnout Payable	$1,620	$1,638	$2,496	$5,754

Total Cumulative Earnout Payment	$2,520	$2,790	$4,080	$9,390

Example 2

	DWP	Combined Ratio	Underwriting Profit	Total
Weighting	30%	30%	40%	100%

Year 1 Performance	$25,000	83.00%	$7,500
Earnout Calculation
Tier I	$900	1800	$2,400	$5,100
Tier II	$-	630	$2,400	$3,030
Total Earnout Payable	$900	2430	$4,800	$8,130
Year 1 Limit	40%	40%	40%	40%
Year 1 Earnout Payable	$360	$972	$1,920	$3,252

Year 2 Performance	$33,000	79.50%	$6,000

Average of year 1 & 2 Performance	$29,000	81.25%	$6,750

Earnout Calculation
Tier I	$1,800	1800	$2,400	$6,000
Tier II	$450	936	$2,040	$3,426
Total Earnout Payable	$2,250	2736	$4,440	$9,426
Year 2 Limit	100%	100%	100%	100%
Year 2 Earnout Payable	$2,250	$2,736	$4,440	$9,426
Less: Year 1 Payment	$360	$972	$1,920	$3,252
Year 2 Earnout Payable	$1,890	$1,764	$2,520	$6,174

Total Cumulative Earnout Payment	$2,250	$2,736	$4,440	$9,426

ANNEX IV
ALLOCABLE PORTION OF EACH SHAREHOLDER

			Total Fully
			Diluted	Fully Diluted
			Share	Ownership	Earnout
Shareholder	Shares	Warrants	Ownership	Percentage	Percentage
(Note: includes Advocate warrant holders for which warrants will be exercised via cashless exercise in connection with closing)

Mark Adams	2,486,145		2,486,145	20.08993073%	19.08543420%
Thomas Smith	80,500		80,500	0.65050085%	0.61797580%
Steve Loranger	103,000		103,000	0.83231785%	0.79070196%
John Constantine	509,333		509,333	4.11579562%	3.91000583%
Tom Pickens	65,188		65,188	0.52676831%	0.50042990%
Jack Murphy	445,500		445,500	3.59997673%	3.41997789%
Tim Reardon	316,000		316,000	2.55351885%	2.42584290%
Garrett Hale	85,000	10,000	95,000	0.76767180%	0.72928821%
Mike D Walker	50,000		50,000	0.40403779%	0.38383590%
T. Ronald Davis	50,000	19,705	69,705	0.56326909%	0.53510563%
Trustees for Tejas Securities Group, Inc. 401K Plan & Trust FBO Gregory Woodby	20,000		20,000	0.16161512%	0.15353436%
Greg Woodby		7,500	7,500	0.06060567%	0.05757539%
Alaina Judice	26,000		26,000	0.21009965%	0.19959467%
Donna Parker	56,875		56,875	0.45959299%	0.43661334%
Hope Arabie	4,000		4,000	0.03232302%	0.03070687%
Marcy Nicholson	18,000		18,000	0.14545361%	0.13818092%
Tracie Deison	27,000		27,000	0.21818041%	0.20727139%
Sandra Larkam	27,000		27,000	0.21818041%	0.20727139%
Linda Galloway	3,333		3,333	0.02693316%	0.02558650%
Shannon Treadway	15,000		15,000	0.12121134%	0.11515077%
Brenda Freeman	19,375		19,375	0.15656464%	0.14873641%
Bill Canipe	23,500		23,500	0.18989776%	0.18040287%
Bernard Barrett, M.D.	70,000		70,000	0.56565291%	0.53737026%
Mary Heiser	3,000		3,000	0.02424227%	0.02303015%
Colleen Webb	4,000		4,000	0.03232302%	0.03070687%
Christine Mitchell	1,000		1,000	0.00808076%	0.00767672%

Allocable Portion of earnout to be Paid to Each Shareholder                    Annex IV

Kathryn Valdez	1,000		1,000	0.00808076%	0.00767672%
Natalie Higgins	300		300	0.00242423%	0.00230302%
Vania Lanas	200		200	0.00161615%	0.00153534%
Robert Morton	1,500		1,500	0.01212113%	0.01151508%
Shea Bittick	350		350	0.00282826%	0.00268685%
Tina VanHook	23,500		23,500	0.18989776%	0.18040287%
Jennifer Chane	24,800		24,800	0.20040274%	0.19038261%
Heather Toler	24,800		24,800	0.20040274%	0.19038261%
Zoed Olivo	100		100	0.00080808%	0.00076767%
Joe Moran		33,000	33,000	0.26666494%	0.25333170%
Source Capital Group		833	833	0.00673127%	0.00639471%
Kitt Griffin	50,000		50,000	0.40403779%	0.38383590%
Gordon & Renita Feller	250,000		250,000	2.02018896%	1.91917951%
Donald A. Abrams and Shirley A. Werner, As Community Property	50,000		50,000	0.40403779%	0.38383590%
Frank D. Matthews	83,333		83,333	0.67339363%	0.63972395%
John P. Obermiller, M.D.	133,333	5,000	138,333	1.11783520%	1.06194344%
Clint Hampton	50,000	20,000	70,000	0.56565291%	0.53737026%
Robert Bruce Agnich	50,000		50,000	0.40403779%	0.38383590%
William R. Scogin	50,000		50,000	0.40403779%	0.38383590%
Kent W. Hall, Sr.	50,000		50,000	0.40403779%	0.38383590%
Steve & Stacy Garner	283,333		283,333	2.28954479%	2.17506756%
Steven D. Harrell, Trustee, or Successor Trustee, of the Steven D. Harrell Revocable Trust Agreement	83,333		83,333	0.67339363%	0.63972395%
Loni Nippes Harrell, Trustee or Successor Trustee, of the Loni Nippes Harrell Trust	100,000		100,000	0.80807558%	0.76767180%
Thomas E Lucas	50,000		50,000	0.40403779%	0.38383590%
Mike D Walker and WCR Management, LLC as Tenants	50,000		50,000	0.40403779%	0.38383590%
Dennis Castenfelt and Anthony Monte, TIC	50,000		50,000	0.40403779%	0.38383590%
Dan M. Rowley	50,000		50,000	0.40403779%	0.38383590%
William L. McLaughlin	50,000		50,000	0.40403779%	0.38383590%
Allen Becker	233,333		233,333	1.88550700%	1.79123165%
Borgelt-Griffin LLC	50,000		50,000	0.40403779%	0.38383590%

Allocable Portion of earnout to be Paid to Each Shareholder                    Annex IV

Carlton L. Cooke and Edward H. Solter, III, TIC	50,000		50,000	0.40403779%	0.38383590%
David Murray	100,000		100,000	0.80807558%	0.76767180%
Deborah Kobelan	50,000		50,000	0.40403779%	0.38383590%
Equity Trust Company Custodian FBO Arlene Gimbel IRA	50,000		50,000	0.40403779%	0.38383590%
Frank Thomas	50,000		50,000	0.40403779%	0.38383590%
Gary Becker, Trustee, Becker Issue Trust	100,000		100,000	0.80807558%	0.76767180%
Gary Becker, Trustee	66,666		66,666	0.53871167%	0.51177609%
Sterling Trust Company, Custodian FBO Jed C. Schmidt	50,000		50,000	0.40403779%	0.38383590%
Jesse Kramer	83,333		83,333	0.67339363%	0.63972395%
Lewis Nichols	100,000		100,000	0.80807558%	0.76767180%
M. Constance Ferguson	100,000		100,000	0.80807558%	0.76767180%
Ray McEachern	50,000		50,000	0.40403779%	0.38383590%
Richard A. DiStefano	25,000		25,000	0.20201890%	0.19191795%
Robert and Melinda Floyd	50,000		50,000	0.40403779%	0.38383590%
Borgelt, Ltd.	50,000		50,000	0.40403779%	0.38383590%
Ronald E. Walters	50,000		50,000	0.40403779%	0.38383590%
William B. Massey	50,000		50,000	0.40403779%	0.38383590%
Brad Massey		30,000	30,000	0.24242268%	0.23030154%
Equity Trust Company Custodian FBO William Massey IRA	33,333		33,333	0.26935583%	0.25588804%
Wilson Cooney	15,000		15,000	0.12121134%	0.11515077%
Kenneth M. Wixom	25,000		25,000	0.20201890%	0.19191795%
Mark Gallagher	50,000		50,000	0.40403779%	0.38383590%
Michael Nivens	25,000		25,000	0.20201890%	0.19191795%
Bert T. Beveridge	245,665		245,665	1.98515888%	1.88590094%
Charles F. Foley	166,666		166,666	1.34678725%	1.27944789%
Timothy Foley	233,333		233,333	1.88550700%	1.79123165%
Rodger Paul Wodgik	2,500		2,500	0.02020189%	0.01919180%
David L. Guzman	12,500		12,500	0.10100945%	0.09595898%
Behrooz Khazanedar	5,000		5,000	0.04040378%	0.03838359%
Landt Trust	5,000		5,000	0.04040378%	0.03838359%
Christopher and/or Ila Caughman	10,000		10,000	0.08080756%	0.07676718%
Neil Hoffman	25,000	12,500	37,500	0.30302834%	0.28787693%
Clifton Mitchell	50,000		50,000	0.40403779%	0.38383590%

Allocable Portion of earnout to be Paid to Each Shareholder                      Annex IV

North America Life Insurance Co. of Texas	320,000		320,000	2.58584187%	2.45654978%
Virginia Mitchell	50,000		50,000	0.40403779%	0.38383590%
Donald A. Abrams	33,333	5,000	38,333	0.30975961%	0.29427163%
Brian C. Buck, M.D.	33,333		33,333	0.26935583%	0.25588804%
Quest Capital Alliance II, LLC	383,333		383,333	3.09762038%	2.94273936%
Donald Dean Carper, II	41,666		41,666	0.33669277%	0.31985813%
Suzanne B. Carper	41,666		41,666	0.33669277%	0.31985813%
Dolores J. Olson Living Trust	50,000		50,000	0.40403779%	0.38383590%
Jill Griffin		85,000	85,000	0.68686425%	0.65252103%
Amy Woodby		56,000	56,000	0.45252233%	0.42989621%
Capital Consortium, Inc.		25,000	25,000	0.20201890%	0.19191795%
Ken Hodina		5,000	5,000	0.04040378%	0.03838359%
Kerry Peoples		6,000	6,000	0.04848454%	0.04606031%
C. Lee Cooke		15,000	15,000	0.12121134%	0.11515077%
Dan Adams		5,000	5,000	0.04040378%	0.03838359%
H.W. Altenhoff		5,000	5,000	0.04040378%	0.03838359%
Michael McAllister		14,250	14,250	0.11515077%	0.10939323%
Wilson Allen	33,333	2,850	36,183	0.29238599%	0.27776669%
Rudge Allen Investment Company, Ltd.	166,666		166,666	1.34678725%	1.27944789%
Leo T. Neu III & Rose Ann Neu	33,333		33,333	0.26935583%	0.25588804%
TRTK Investment, LLC	50,000		50,000	0.40403779%	0.38383590%
General Surgery Consultants, P.A. Profit Sharing Plan and Trust	33,333		33,333	0.26935583%	0.25588804%
G.T. and S.T. Ltd.	66,666		66,666	0.53871167%	0.51177609%
Kirk Painter, P.T.	33,333		33,333	0.26935583%	0.25588804%
Robert D. Parker, D.P.M.	33,333		33,333	0.26935583%	0.25588804%
Steven Minor	100,000		100,000	0.80807558%	0.76767180%
RRTL Partnership	20,000		20,000	0.16161512%	0.15353436%
Edward D. Jones & Co. Custodian FBO William R. Rogers	23,333		23,333	0.18854828%	0.17912086%
Spero Constantine	33,666		33,666	0.27204673%	0.25844439%
Raymond James & Assoc. Inc. Custodian FBO Phillip L. Sladek	50,000		50,000	0.40403779%	0.38383590%
Ken R. Smith, M.D.	33,333		33,333	0.26935583%	0.25588804%
Clay Speer	20,000		20,000	0.16161512%	0.15353436%
A. Lane Lee	17,333		17,333	0.14006374%	0.13306055%

Allocable Portion of earnout to be Paid to Each Shareholder                      Annex IV

Sterling Trust Company, Custodian FBO: Alan Lane Lee	16,000	16,000	0.12929209%	0.12282749%
Wells Fargo Bank SEP IRA C/F J Wesley Wallis (8617-8390)	50,000	50,000	0.40403779%	0.38383590%
Jack Wesley Wallis	23,333	23,333	0.18854828%	0.17912086%
Sterling Trust Co., Custodian FBO: Scott Speer A/C 82714	20,000	20,000	0.16161512%	0.15353436%
James O. Schnell	33,333	33,333	0.26935583%	0.25588804%
Joseph Chamberlain	33,333	33,333	0.26935583%	0.25588804%
CGM IRA for William C. Nemeth	33,333	33,333	0.26935583%	0.25588804%
Casey Girl FLP	66,666	66,666	0.53871167%	0.51177609%
Carl J. Stolle	33,333	33,333	0.26935583%	0.25588804%
Earl Kilbride	66,666	66,666	0.53871167%	0.51177609%
Gary L. Gilcrease, M.D.	33,333	33,333	0.26935583%	0.25588804%
Gary L. Gilcrease Roth IRA E*Trade as Custodian	13,334	13,334	0.10774880%	0.10236136%
Gary L. Gilcrease IRA E*Trade as Custodian	20,000	20,000	0.16161512%	0.15353436%
Walter Lewis Gilcrease	13,333	13,333	0.10774072%	0.10235368%
Stephen M. Norwood	33,333	33,333	0.26935583%	0.25588804%
Patricia Philbin	16,666	16,666	0.13467388%	0.12794018%
Seade Family LLC	116,666	116,666	0.94274946%	0.89561199%
Seade Family Revocable Trust	216,666	216,666	1.75082505%	1.66328379%
T2L Investments, Ltd.	33,333	33,333	0.26935583%	0.25588804%
Gordon Feller	66,666	66,666	0.53871167%	0.51177609%
I.G. Holdings, Inc.	33,333	33,333	0.26935583%	0.25588804%
Craig Herring	8,333	8,333	0.06733694%	0.06397009%
Anthony J. Unruh	66,666	66,666	0.53871167%	0.51177609%
Jaime Capelo	33,333	33,333	0.26935583%	0.25588804%
The Fox-McCarthy Family Ltd. Partnership LLP	66,666	66,666	0.53871167%	0.51177609%
Jay Burchfield	66,666	66,666	0.53871167%	0.51177609%
Thomas A. Castoldi	40,000	40,000	0.32323023%	0.30706872%
Melanie C. Little	166,666	166,666	1.34678725%	1.27944789%
Mohamed Ghiath Bayasi	20,000	20,000	0.16161512%	0.15353436%
John Findley	66,667	66,667	0.53871975%	0.51178376%
Dabas Manaagement Enterprises, L.P.	60,000	60,000	0.48484535%	0.46060308%

Allocable Portion of earnout to be Paid to Each Shareholder                      Annex IV

National Financial Services LLC FBO: David C. Jones/Rollover IRA	66,666		66,666	0.53871167%	0.51177609%
Janice Hymer	16,666		16,666	0.13467388%	0.12794018%
Bear Stearns FBO: Janice Hymer	17,000		17,000	0.13737285%	0.13050421%
LL&B Bridge Note Warrant		312,500	312,500	2.52523620%	2.39897439%
TOTALS	11,699,942	675,138	12,375,080	100.00000000%	95.00000000%

ANNEX V

Allocable Portion of Incentive Bonus Pool Participant Earnout Payment

					Additional
			Min. Formula	Max. Formula	Max. Formula	Maximum
Incentive Bonus	Bonus Pool	Allocable Portion of	Based Earnout	Based Earnout	Based Earnout	Manager
Pool Participant	Allocation (%)	Earnout Payment (%)	Potential	Potential	Potential	Bonus

Mark E. Adams	66.6666667	3.333333335	$30,000	$400,000
John Constantine	5.952381	0.29761905	$2,679	$35,714
Jack Murphy	1.4880952	0.07440476	$670	$8,929
Tom Pickens	1.4880952	0.07440476	$670	$8,929
Timothy P. Reardon	13.3928571	0.669642855	$6,027	$80,357

Steve Loranger	5.709876563	0.285493828	$2,569	$34,259	$35,741	$70,000
Thomas Smith	3.262786607	0.16313933	$1,468	$19,577	$20,424	$40,000
Brenda Freeman	2.03924163	0.101962081	$918	$12,235	$12,765	$25,000

Total	100.0000000	5.0000000	$45,000	$600,000	$68,930	$135,000

Notes
1. At closing, there is $1,680,000 available to pay out from the 5% bonus pool ($33,600,000 x 5%).
2. Only $1,595,000 was paid out of the 5% bonus pool at closing, reserving $85,000 to pay out through the earnout program, including to
Steve Loranger, Thomas Smith and Brenda Freeman (collectively, the "Managers") on the basis directed by the Stockholders Representative to incentivize the Managers' long-term performance and retention.
3. The additional Earnout Amount that the Stockholders Representative has elected to make available to the Managers is calculated by multiplying the Earnout Amount by his/her Allocable Portion and then further multiplying such amount by 1.043258706%, subject to the following:
a) Unless otherwise decided by the Stockholders Representative at the time, each Manager must be employed by the Company at the end of the Measurement Period in question to receive any remaining portion of his/her Earnout Payment.
b) Any amount of the Earnout Payment that is forfeited as a result of a Manager's termination of employment for any reason will be reallocated among Messrs. Adams, Constantine, Murphy, Pickens and Reardon in proportion to their respective Allocable Portions.
c) The Earnout Amount due each Incentive Bonus Pool Participant will be paid as directed by the Stockholders Representative.
d) The Stockholders Representative shall have the sole authority and discretion in directing the payment of the Earnout Amount due each
Incentive Bonus Pool Participant and its decisions in this respect shall be final and binding.